EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 7 to the Registration Statement (S-11 No. 333-159167) and related Prospectus of Griffin Capital Net Lease REIT, Inc. for the registration of 82,500,000 shares of its common stock and to the incorporation by reference therein of (i) our report dated March 24, 2011, with respect to the consolidated financial statements and schedules of Griffin Capital Net Lease REIT, Inc. included in its Annual Report (Form 10-K) for the years ended December 31, 2010 and 2009, (ii) our report dated August 20, 2010 with respect to the Statement of Revenues and Certain Expenses of the Will Partners Property included in its Form 8-K/A dated August 20, 2010 for each of the three years in the period ended December 31, 2009, (iii) our report dated November 10, 2010 with respect to the Statement of Revenues and Certain Operating Expenses of the Emporia Partners Property included in its Form 8-K/A dated November 10, 2010 for each of the three years in the period ended December 31, 2009, and (vi) our report dated November 12, 2010 with respect to the Statement of Revenues and Certain Operating Expenses of the ITT Property included in its Form 8-K/A dated November 12, 2010 for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

October 21, 2011